Exhibit 3.1

CERTIFICATE OF MERGER

OF

WHISKEY MERGER SUB, INC.

WITH AND INTO

WESTROCK COMPANY

November 2, 2018

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), WestRock Company, a Delaware corporation (“WestRock”), hereby certifies the following information relating to the merger of Whiskey Merger Sub, Inc., a Delaware corporation (“Whiskey Merger Sub”), with and into WestRock (the “Merger”).

FIRST. The name and state of incorporation of each of the constituent corporations that is a party to the Merger (the “Constituent Corporations”) are as follows:

Name	State
WestRock Company	Delaware
Whiskey Merger Sub, Inc.	Delaware

SECOND. An Agreement and Plan of Merger, dated as of January 28, 2018 (the “Merger Agreement”), among WestRock, Whiskey Merger Sub, Whiskey Holdco, Inc., a Delaware corporation, KapStone Paper and Packaging Corporation, a Delaware corporation, and Kola Merger Sub, Inc., a Delaware corporation, setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL.

THIRD. The surviving corporation of the Merger shall be WestRock (the “Surviving Corporation”) and it shall be governed by the laws of the State of Delaware.

FOURTH. The name of the Surviving Corporation shall be WRKCo Inc.

FIFTH. Upon the effectiveness of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on Exhibit A attached hereto, and, as so amended and restated, will be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the provisions of the DGCL.

SIXTH. A copy of the Merger Agreement is on file at the office of the Surviving Corporation, which is located at 1000 Abernathy Road NE, Atlanta, GA 30328.

SEVENTH. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

EIGHTH. This Certificate of Merger, and the Merger provided for herein, shall become effective and shall have been consummated by operation of law without further act or deed upon the part of the Constituent Corporations as of 5:00 p.m. New York City time on the 2nd day of November, 2018.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed and sealed by its duly authorized officer as of the date first set forth above.

WESTROCK COMPANY

By:	/s/ Robert B. McIntosh
	Name:	Robert B. McIntosh
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WRKCO INC.

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

WRKCo Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 630,000,000, consisting of 30,000,000 shares of preferred stock, par value $.01 per share (hereinafter referred to as “Preferred Stock”), and 600,000,000 shares of common stock, par value $.01 per share (hereinafter referred to as “Common Stock”).

Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and special rights of the shares of each such series and the qualifications, limitations and restrictions thereof, and increase and decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may be provided in the Certificate of Incorporation or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

ARTICLE V

In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the By-Laws of the Corporation; provided, however, that the By-Laws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; provided, further, that, notwithstanding anything to the contrary in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, Section 1.3, Section 2.1, Section 2.2, the last sentence of Section 2.3, Section 2.4, Section 2.7, Section 2.8, Section 2.9, Section 2.12, Section 3.1, Section 3.2, Section 3.3 or the last sentence of Section 7.7 of the By-Laws of the Corporation may be modified, amended or repealed, and any By-Law provision inconsistent with such provisions may be adopted, by the stockholders of the Corporation only by the affirmative vote of the holders of at least 75 percent of the voting power of the then outstanding Voting Stock (as defined in the next sentence), voting together as a single class.

For the purposes of this Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE VI

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

ARTICLE VII

Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors constituting the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”) shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board.

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

At each annual meeting of the stockholders of the Corporation (1) directors shall be elected as provided in the By-Laws of the Corporation to hold office for a term expiring at the next succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (2) only if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, and unless the Board of Directors otherwise determines, any vacancy resulting from death, resignation, retirement, disqualification, removal from office or other cause, and any newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and any director so chosen shall hold office for the remainder of the term that was being served by the director whose absence creates the vacancy, or, in the case of a vacancy created by an increase in the number of directors, a term expiring at the next annual meeting of stockholders, and in each case until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the total number of directors which the Corporation would have if there were no vacancies shall shorten the term of any incumbent director.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time, by the affirmative vote of the holders of a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

ARTICLE IX

Except as may be expressly provided in this Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX; provided, however, that any amendment or repeal of Article VIII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal; and provided, further, that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

ARTICLE X

Notwithstanding anything to the contrary in this Certificate of Incorporation, any act or transaction by or involving the Corporation, other than the election or removal of directors, that requires for its adoption under the DGCL or the organizational documents of the Corporation the approval of the stockholders of the Corporation shall, pursuant to subsection 7(i)(A) of Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of WestRock Company (or any successor by merger), by the same vote as is required by the DGCL and/or by the organizational documents of the Corporation.